Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. ANNOUNCES SELECTED PRELIMINARY, UNAUDITED FISCAL 2012

THIRD QUARTER RESULTS

CHICAGO, November 12, 2012. Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories at affordable prices for young women, teens, tweens and kids, today announced selected preliminary, unaudited financial results for the fiscal 2012 third quarter, which ended October 27, 2012.

The financial results discussed in this press release regarding selected fiscal 2012 third quarter results are unaudited and should be considered preliminary and subject to change. The Company does not currently expect to update this information prior to the release of its fiscal 2012 third quarter financial results. The Company expects to hold its regular quarterly conference call after those results are released.

Third quarter Results

The Company expects to report net sales of $363 million for the 2012 third quarter, an increase of $7 million, or 2.1%, compared to the 2011 third quarter. The increase was attributable to new store sales and same store sales, partially offset by the effect of store closures and foreign currency translation effect of our foreign locations’ sales. Net sales would have increased 4.4% excluding the impact from foreign currency rate changes.

Consolidated same store sales increased 2.4% in the 2012 third quarter, with North America same store sales increasing 2.0%, and Europe same store sales increasing 3.2%. Our consolidated month-to-date same store sales in November are in the positive high-single digits. However, that performance includes a benefit from Halloween falling on the fourth day of fiscal November 2012 compared to the second day of the same period last year and a shift in the mid-term school holiday in Europe from October last year into fiscal November this year. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.

Adjusted EBITDA in the 2012 third quarter is expected to be between $65 million and $67 million, compared to $62.6 million in the 2011 third quarter. The Company defines Adjusted EBITDA as earnings before provision for income taxes, gain (loss) on early debt extinguishment, net interest expense, depreciation and amortization. Adjusted EBITDA, excludes severance, management fees, the impact of transaction-related costs and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments. We expect to report operating income for the fiscal 2012 third quarter in the range of $49 million to $51 million, compared to $44.6 million in the fiscal 2011 third quarter. A reconciliation of operating income to Adjusted EBITDA is attached.

At October 27, 2012, cash and cash equivalents were $63 million, and the Company’s recently amended $115 million Revolving Credit Facility was undrawn. In the 2012 third quarter, we paid in full $664.6 million of indebtedness under the Company’s senior secured term loan with the net proceeds of additional Senior Secured First Lien Notes together with cash on hand. In addition, the Company replaced its existing senior secured revolving credit facility with the amended and restated $115 million five-year senior secured revolving credit facility.

Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP, are not intended to represent cash flow from operations under U.S. GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.

While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Management believes that these measures provide useful information to investors.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories at affordable prices for young women, teens, tweens and girls ages 3 to 27. The Company operates through its two store concepts: Claire’s® and Icing®. As of October 27, 2012, Claire’s Stores, Inc. operated 3,088 stores in North America and Europe. The Company also franchised or licensed 381 stores in Japan, the Middle East, Turkey, Greece, Guatemala, Malta, Ukraine, Mexico, India, Dominican Republic, El Salvador, Venezuela, and Panama. More information regarding Claire’s Stores is available on the Company’s corporate website at http://www.clairestores.com.

Preliminary Nature of Results

We have not yet finalized our financial results for our fiscal 2012 third quarter ended October 27, 2012. The preliminary estimated financial results described herein are unaudited and subject to revision pending the completion of the accounting and financial reporting processes necessary to complete our financial closing procedures and financial statements for our fiscal 2012 third quarter ended October 27, 2012. The foregoing preliminary estimates of our financial results were prepared by management. Management believes that such preliminary estimates have been prepared on a reasonable basis, and such preliminary estimates are based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business fluctuations, economic conditions and competitive uncertainties and contingencies, many of which are beyond our control, and represent, to the best of management’s knowledge, our expected results. However, because this information is preliminary and highly subjective, it should not be relied on as indicative of our future actual results. We do not intend to update or otherwise revise the preliminary estimates to reflect future events.

Forward-looking Statements:

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; our level of indebtedness; general economic conditions; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic due to high gasoline prices or other general economic conditions; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our store base in Europe or expand our international franchising operations; inability to design and implement new information systems or disruptions in adapting our information systems to allow for e-commerce sales; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our merchandise, particularly regulations relating to the content in our merchandise, general employment laws, including laws relating to overtime pay and employee benefits, health care laws, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC on April 4, 2012. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.

Contact Information:

J. Per Brodin, Executive Vice President and Chief Financial Officer

Phone: (847) 765-1100 or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Millions)

	Three Months Ended October 27, 2012	Three Months Ended October 29, 2011	Nine Months Ended October 27, 2012	Nine Months Ended October 29, 2011
Operating income (a)	$49 – 51	$44.6	$125 – 127	$107.7
Depreciation and amortization	16	17.1	48	50.5

Reported EBITDA	65 – 67	61.7	173 – 175	158.2
– stock compensation, book to cash rent, intangible amortization (b)	—	1.6	—	5.1
– management fee, consulting (c)	1	0.8	3	2.3
– other (d)	(1)	(1.5)	2	6.4

Adjusted EBITDA	$65 – 67	$62.6	$178 – 180	$172.0

a)	Fiscal 2011 includes a $(0.7) million gain and $1.5 million charge for the three and nine months ended October 29, 2011, respectively, to remeasure the Euro Loan at the period end foreign exchange rate.
b)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations and non-cash amortization of lease rights.
c)	Includes: the management fee paid to Apollo Management and Morgan Joseph Tri-Artisan Capital Partners and non-recurring consulting expenses.
d)	Includes: non-cash losses on property and equipment associated with remodels, relocations and closures; costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts and foreign currency denominated debt of our foreign entities into their functional currency; and severance and transaction related costs. A majority of the fiscal 2011 adjustments is foreign exchange related.